Exhibit 99.1

Company Contact – Jim Dorsey
BioClinica, Inc.
267-757-3040

Investor Contact – Linda Decker
Financial Media – Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

Trade Media Contact – Brian Gawron
Diccicco Battista Communications
215-957-0300
FOR IMMEDIATE RELEASE
BIOCLINICA™ ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS
— Conference Call Tomorrow, August 5, 2009 at 8:30 A.M. EST —
NEWTOWN, PA, August 4, 2009 – BioClinica, Inc. (NASDAQ: BIOC), a global provider of clinical trial services, today announced its financial results for the quarter and six months ended June 30, 2009. The operating results of Phoenix Data Systems (“PDS”), as a result of the acquisition completed March 24, 2008, are included in the second quarter 2008 financial results but are excluded from the first quarter 2008 financial results. The CapMed division, which was sold on January 6, 2009, was reclassified as a discontinued operation for all periods presented.
Financial highlights for the second quarter and first half of 2009 include:
•	Service revenues were $13.9 million for the second quarter 2009 as compared to $15.1 million for the same period in 2008, a decrease of 8%. Six months 2009 service revenues increased 9% to $28.4 million, as compared to $26.1 million for the same period in 2008.

•	Second quarter and first half of 2009 operating results include a restructuring charge of $466,000, or $0.02 per fully diluted share.

•	Income from continuing operations before interest and taxes decreased 69% to $702,000 for the second quarter 2009 as compared to $2.3 million for the second quarter 2008. For the first half of 2009, income from continuing operations before interest and taxes was $1.9 million, a 51% decrease, as compared to $3.9 million for the first half of 2008.

•	Income from continuing operations, net of taxes decreased 64% to $529,000, or $0.04 per fully diluted share, for second quarter 2009 as compared to $1.5 million, or $0.10 per fully diluted share, in the second quarter 2008. For the first half of 2009, income from continuing operations, net of taxes decreased 49% to $1.3 million, or $0.09 per fully diluted share, as compared to $2.6 million, or $0.18 per fully diluted share, in the first half of 2008.

•	Backlog increased to $94.1 million as of June 30, 2009 as compared to $93.3 million at March 31, 2009 but decreased as compared to $115.8 million as of June 30, 2008.
Mark L. Weinstein, President and Chief Executive Officer of BioClinica said, “Although the first half of 2009 was challenging from a new business perspective, we are pleased that our operating results were generally in line with our expectations. Our modest sequential increase in quarterly backlog, to $94.1 million from $93.3 million last quarter is an indication that the market is improving.”
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“With a focus on driving operational efficiencies, we implemented several steps during the second quarter of 2009 that streamlined our operations and resulted in a one-time restructuring charge of $466,000, or $0.02 per fully diluted share. While the restructuring charge adversely impacted second quarter net income, we anticipate longer-term economic benefits will be reflected in our future results. The restructuring resulted in net annualized savings of approximately $1.6 million, the effect of which will commence in the third quarter of 2009,” he added.
Mr. Weinstein continued, “We believe that the growing recognition of the inherent advantages of eClinical/EDC technology to standardize and accelerate reliable data flow from clinical trial sites to the clinical trial sponsor will further drive the adoption and growth of our service offerings.”
Although encouraged by a growing proposal pipeline and overall activity levels, as a result of the general slowdown the Company experienced in the last quarter of 2008 and the first half of this year, it expects operating results for the second half of 2009 to be generally comparable to the operating results for the first half of 2009. For these reasons the Company is lowering its full year 2009 service revenues guidance to $57-$60 million from $60-$63 million and lowering its full year 2009 EPS guidance to $0.18 to $0.21 per share from $0.23 to $0.25 per share.
Mr. Weinstein concluded, “Our strong balance sheet and financial position enable us to continue our pursuit of acquisitions that fit our strategy of expanding our capabilities in the clinical trials services arena. Our focus continues to be finding opportunities that leverage our clinical research expertise, global operating capabilities and brand reputation for quality client service. While we were disappointed by the termination of the etrials acquisition announced in June, there remain a number of acquisition candidates that we are evaluating which would further our strategy of expanding our capabilities in the clinical trials arena.”
Conference Call Information
BioClinica is hosting a conference call on Wednesday, August 5, 2009 at 8:30 a.m. EDT. Those who wish to participate in the conference call may telephone 888-335-6674 from the U.S.; international callers may telephone 973-321-1100, approximately 15 minutes before the call. The conference ID# for both numbers is 21827243. There will be a simultaneous webcast on www.bioclinica.com. A digital replay will be available by telephone approximately two hours after the call’s completion for two weeks, and may be accessed by dialing 800-642-1687 from the U.S. or 706-645-9291 for international callers, conference ID# 21827243. The replay will also be on the website under “Investor Relations” at www.bioclinica.com for two weeks.
About BioClinica, Inc.
BioClinica, Inc. is a leading global provider of clinical trials services, helping to support drug and product development efforts through all phases of the clinical trial process. BioClinica offers industry-leading medical image management and best-of-breed electronic data capture to companies in the life sciences industry. In addition, BioClinica offers solutions that combine these core services to maximize efficiency and manageability throughout the entire clinical development process. With more than 2,000 successful trials, BioClinica is unsurpassed in its knowledge and experience, helping bring many of today’s drugs from early phase development through final approval. BioClinica operates two state-of-the-art, FDA-compliant core labs in the United States and Europe, with business offices in the United States, France, Germany, the United Kingdom and the Netherlands. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
- FINANCIAL TABLES TO FOLLOW –

BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/09	06/30/08	06/30/09	06/30/08
Service revenues	13,921	15,109	28,396	26,132
Reimbursement revenues	3,142	4,073	5,737	7,150

Total revenues	$17,063	$19,182	$34,133	$33,282

Costs and expenses:
Cost of service revenues	8,608	8,595	17,669	14,938
Cost of reimbursement revenues	3,142	4,073	5,737	7,150
Sales & marketing expenses	2,166	2,229	4,322	3,697
General & admin. expenses	1,867	1,900	3,784	3,439
Amortization of intangible assets related to acquisitions	112	133	231	157
Restructuring charges	466	—	466	—

Total cost and expenses	16,361	16,930	32,209	29,381

Income from continuing operations before interest and taxes	702	2,252	1,924	3,901
Interest income,– net	7	98	27	251
Income tax provision	(180)	(887)	(636)	(1,553)

Income from continuing operations, net of taxes	529	1,463	1,315	2,599
Loss from discontinued operations, net of taxes	—	(402)	—	(715)

Net income	529	1,061	1,315	1,884

Basic earnings per share:
Income from continuing operations	$0.04	$0.10	$0.09	$0.19

Loss from discontinued operations	$—	$(0.03)	$—	$(0.05)

Net income	$0.04	$0.07	$0.09	$0.14

Weighted average number of shares — basic	14,356	14,279	14,341	13,157

Diluted earnings per share:
Income from continuing operations	$0.04	$0.10	$0.09	$0.18

Loss from discontinued operations	$—	$(0.03)	$—	$(0.05)

Net income	$0.04	$0.07	$0.09	$0.13

Weighted average number of shares – diluted	15,118	15,168	15,101	14,114
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BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Current assets:

Cash and cash equivalents	$14,614	$14,265
Accounts receivable, net	9,119	11,982
Prepaid expenses and other current assets	2,102	2,315
Assets held for sale	—	500
Deferred income taxes	2,756	3,084

Total current assets	28,591	32,146

Property & equipment net	7,492	7,022
Intangibles, net	1,827	2,058
Goodwill	27,391	27,391
Other assets	481	591

Total assets	$65,782	$69,208

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,121	$3,832
Accrued expenses and other current liabilities	4,280	5,236
Deferred revenue	12,554	15,106
Current maturities of capital lease obligations	29	54

Total current liabilities	18,984	24,228

Long-term capital lease obligations	57	65
Deferred income taxes	1,104	927
Other liabilities	609	576

Total liabilities	20,754	25,796

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	42,638	42,270
Retained earnings	2,395	1,080
Accumulated other comprehensive income (loss)	(9)	58

Total stockholders’ equity	45,028	43,412

Total liabilities & stockholders’ equity	$65,782	$69,208

BIOCLINICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Six Months Ended
	06/30/09	06/30/08
Cash flows from operating activities:
Net income	1,315	1,884
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,314	1,709
Provision (benefit)for deferred income taxes	544	(258)
Bad debt expense (recovery)	84	(29)
Stock based compensation expense	368	250
Loss from discontinued operations	—	445
Changes in operating assets and liabilities:
Decrease in accounts receivable	2,772	766
Decrease (increase) in prepaid expenses and other current assets	208	(203)
Decrease (increase) in other assets	108	(24)
(Decrease) Increase in accounts payable	(1,734)	626
(Decrease) increase in accrued expenses and other current liabilities	(1,013)	1,098
(Decrease) increase in deferred revenue	(2,554)	987
Increase in other liabilities	28	24
Increase in net assets held for sale	—	313

Cash provided by continuing operations activities	$1,440	$7,588

Cash used by discontinued operations	$—	$(758)

Net cash provided by operating activities	$1,440	$6,830

Cash flows from investing activities:
Purchases of property and equipment	(1,559)	(1,765)
Net cash received for sale of assets of discontinued operations	500	—
Net cash paid for acquisitions	—	(8,193)

Net cash used in investing activities from continuing operations	$(1,059)	$(9,958)
Purchase of plant, property and equipment for discontinued operations	$—	$(240)

Net cash used in investing activities	$(1,059)	$(10,198)

Cash flows from financing activities:
Payments under equipment lease obligations	(33)	(111)
Excess tax benefit related to stock options	—	50
Proceeds from exercise of stock options	3	352

Net cash (used in) provided by financing activities from continuing operations	$(30)	$291

Effect of exchange rate changes on cash	(2)	209

Net increase (decrease) in cash and cash equivalents	349	(2,868)
Cash and cash equivalents at beginning of period	14,265	17,915

Cash and cash equivalents at end of period	$14,614	$15,047

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